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[LOGO OF EXPEDIA INC.]                                             EXHIBIT 10.13


[DRAFT]
October 25, 1999


Richard Barton
3522 46th Avenue NE
Seattle, WA  98105


Dear Rich:

Expedia, Inc. is excited to offer you the opportunity to join our new company in the position of Chief Executive Officer. This offer is conditioned upon and subject to the execution by Expedia, Inc. of an initial public offering (IPO). The date of the anticipated IPO is tentatively set for November 1999, but could occur later. As a condition of this offer, your start date with Expedia, Inc. must be no later than the IPO date. As a further condition of employment with Expedia, Inc., you will be required to sign an Expedia, Inc. Employee Agreement, a copy of which is enclosed with this letter.

In the event that an Expedia, Inc. public offering does not take place for any reason by June 30, 2000, this conditional offer of employment is void. Microsoft informs us that, in that event, in lieu of becoming employed by Expedia, Inc. you will have the opportunity to continue your employment with Microsoft Corporation.

Subject to the above contingencies and the terms and conditions stated below, your exact start date with Expedia, Inc. is still to be determined but is at present estimated to occur just prior to the anticipated IPO in the November 1999 timeframe. For purposes of Expedia, Inc. vacation accrual and 401(k) vesting only, your service date with Expedia, Inc. would be 5/28/91, recognizing your employment period with Microsoft. We trust you will treat the details of this offer with utmost confidentiality.

As an Expedia, Inc. employee, your compensation and benefits package would be as follows:

     Your annual base salary would be $165,000, equivalent to approximately $13,750 per month. The performance review schedule for Expedia, Inc. has not yet been established and is subject to change, but we anticipate you would first be eligible for a salary merit increase opportunity during the summer of 2000. Concurrently with your salary review, you would also be considered for a 0-15% bonus opportunity. Any subsequent salary and/or bonus review would occur according to the performance review timetable and eligibility practices in place for Expedia, Inc. employees at that time. Any salary increase and bonus would be based on your performance and subject to your satisfaction of eligibility criteria.

     Expedia, Inc would provide a company benefits program that would include the opportunity to participate in an Expedia, Inc. 401(k) savings plan and an Expedia, Inc. Employee Stock Purchase Plan. Further details of the Expedia, Inc. benefits program
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     will be provided to you once the program is finalized and in place. Please note that some portions of the Expedia, Inc. benefit program may not be in place as of your start date and/or may be subject to change. If you are currently participating as a Microsoft employee in Microsoft Corporation's 401(k) Plan and/or Employee Stock Purchase Plan, Microsoft has informed us that you would be permitted to continue your participation in those Plans through the period ending December 31, 1999, provided of course that you continue to meet the eligibility criteria for those Microsoft Plans.

     Upon becoming an employee of Expedia, Inc., any outstanding Microsoft Corporation stock options granted to you as a Microsoft employee would be handled as follows. Any and all Microsoft options previously granted to you that are vested and exerciseable as of your start date with Expedia, Inc. would remain vested and exerciseable as Microsoft options through the life, and subject to all the terms and conditions, of the applicable Microsoft grant agreement, Microsoft Stock Option Plan(s), and the administrative policies adopted pursuant to the Microsoft Stock Option Plan(s). Any and all Microsoft options previously granted to you that are unvested as of your start date with Expedia, Inc. would be irrevocably exchanged for and replaced by Expedia, Inc. options dated as of the IPO date, at which time the actual price and number of Expedia, Inc. shares would be determined. At the time of this exchange, all your unvested Microsoft options would be canceled, and you would be issued Expedia, Inc. options having an aggregate "in-the-money value" (the difference between the exercise price and the market price of the underlying stock) equivalent to the aggregate in-the-money value of your unvested Microsoft stock options as of the IPO date. The number and exercise price of these new Expedia, Inc. stock options would be established using an exchange ratio based upon the IPO price of Expedia, Inc. shares and the closing price of Microsoft stock on the day before the IPO date. Further, these exchange options from Expedia, Inc. would be non-qualified options granted under and subject to the terms and conditions of the Expedia, Inc. 1999 Stock Option Plan, the Expedia, Inc. Stock Option Agreement issued under that Plan, and any administrative policies adopted pursuant to that Plan. The Expedia, Inc. exchange options will vest according to the same vesting schedule that would have applied to the exchanged unvested Microsoft stock options had those Microsoft options not canceled; however, the Expedia, Inc. exchange options will be subject to a restriction preventing exercise of any vested portion of the options for a period of 180 days after the IPO date. Additional information regarding the Expedia, Inc. stock option, including the Stock Option Agreement you would be required to sign as a condition of receiving the option, would be provided to you approximately 60 days after your grant price has been determined. In addition, as a condition of commencing employment with Expedia, Inc. and receiving the Expedia, Inc. exchange options described above, you will be required to sign an agreement regarding the cancellation of your unvested Microsoft options.


Please recognize that this offer letter is not a contract of employment for any minimum or specific period and that the employment Expedia, Inc. offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent and that either you or Expedia, Inc. can decide to end the relationship at any time, for any reason, with or without cause. However, if your employment with Expedia, Inc. terminates during the first two
(2) years after your hire date for either of the following two reasons, you will nonetheless receive as severance benefits upon your termination from Expedia, Inc. the salary and stock option vesting you would have received from
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Expedia, Inc. had you remained employed with us for a period of two years from your Expedia, Inc. hire date:


 . If your salary or job ladder level are reduced without your consent and you terminate as a result during the first two years, you will receive the above referenced severance benefits;

 . If there is a material, non-consensual diminution of your authority, title or scope of responsibility during the first two years, you will receive the above referenced severance benefits.


As a condition of and in consideration for your receipt of the above referenced severance benefits, you will be required to sign a full and final release of any and all claims arising from or related in any way to your employment with or separation from Expedia, Inc. No severance benefits shall be paid if you are terminated for misconduct, as defined below, or if you voluntarily resign for any reason other than the two reasons set forth above. As used in this letter, the term "misconduct" shall mean your commission of a crime or any other intentional misconduct on your part that has a material adverse effect upon the business or reputation of Expedia, Inc.

Please note that the terms stated in this letter constitute a one-time offer to transition your employment from Microsoft to Expedia, Inc. Should you decline this offer and subsequently receive and accept an offer to join Expedia, Inc. at a later time, any such future offer would be governed by separate terms as may be offered at that time, and the terms stated in this letter will not apply.

This offer is contingent on your providing Expedia, Inc. with proof of U.S. citizenship or alien work permission as required under federal regulations.

In order to accept all the terms and conditions of this offer as stated above, please sign the enclosed copy of this letter and return it to me in the enclosed envelope. You may keep the original of this letter for your records.

We look forward to your contribution to the success of Expedia, Inc. and hope you will join us. Should you have any questions, please give me a call.


Sincerely,                               ACCEPTANCE:


                                         _____________________________
                                         NAME


Greg Maffei                              _____________________________
President                                DATE
Expedia, Inc.



Enclosure:  Expedia, Inc. Employee Agreement